Exhibit (a)(1)(A)

March 12, 2012, as amended on March 23, 2012, April 4, 2012, April 6, 2012 and April 10, 2012

OFFER TO EXCHANGE

CERTAIN STOCK OPTIONS FOR

NEW STOCK OPTIONS

This offer to exchange and your withdrawal rights will expire at

11:59 p.m., Eastern Time, on April 13, 2012,

unless the offer is extended.

Pursuant to our stock option exchange program (the “program” or the “option exchange”), Cynosure, Inc., a Delaware corporation (“us,” “we,” “Cynosure” or the “Company”), by this Offer to Exchange Certain Stock Options for New Stock Options (this “Offer to Exchange”), is offering to our eligible optionholders the opportunity to voluntarily exchange eligible stock options for a lesser number of new stock options with a lower exercise price (the “Exchange Offer”).

You are an “eligible optionholder” if you are:

•	A U.S. employee of Cynosure who holds eligible stock options (as defined below); and

•

employed on the date the Exchange Offer commences and remain employed through the expiration date of the Exchange Offer (which is currently scheduled for 11:59 p.m., Eastern Time, on April 13, 2012, unless the Exchange Offer is extended (the “Expiration Date”)).

Our directors and executive officers are not eligible to participate in the Exchange offer.

If you are an eligible optionholder, any Cynosure stock options granted to you under our 2005 Stock Incentive Plan (the “2005 Plan”) that you hold as of immediately prior to the expiration of the Exchange Offer with an exercise price greater than $20.00 per share are “eligible stock options” that you may choose to exchange in the Exchange Offer. However, a stock option will not be an eligible stock option (and any election to exchange such stock option will be disregarded) if the exercise price of the stock option is equal to or less than the closing price of Cynosure class A common stock (the “class A common stock”) on the Expiration Date. See Question 16 and Section 1, Eligible Stock Options; Eligible Optionholders; Expiration Date for more information.

For purposes of the Exchange Offer, the term “stock option” generally refers to an option to purchase shares of class A common stock.

If you choose to participate in the Exchange Offer by surrendering eligible stock options for exchange and your stock options are accepted, then you will receive new stock options (the “new stock options”). The new stock options will have similar terms and conditions as the eligible stock options you surrendered, except that:

•

You will receive a new non-qualified stock option to purchase a lesser number of shares for each eligible stock option surrendered in exchange. The number of new stock options will be determined using exchange ratios for the eligible stock options being tendered that will be calculated by using the Black-Scholes option pricing model as a guide to approximate a “value-for-value” exchange, meaning that the value of the eligible stock options would be equal to the value of the new stock options (calculated as of the time we set the exchange ratios). The values used to determine the actual exchange ratios will be determined using the Black-Scholes option valuation model. The Black-Scholes option valuation model will take into account (i) the closing price of our class A common stock on the Nasdaq Global Market, or NASDAQ, on the Expiration Date, (ii) the exercise price of the option, (iii) the expected volatility of our common stock over the projected life of the option, (iv) the estimated expected life of the option, (v) the risk-free interest rate over the projected life of the option, and (vi) the expected dividends on our class A common stock. Because the Black-Scholes valuation model takes into account the closing price of our class A common stock on the Expiration Date, the Black-Scholes value of the new stock options and eligible stock options, as well as the exact exchange ratios, will not be known until shortly after 4:00 p.m., Eastern Time, on the Expiration Date. Below is a table setting forth hypothetical exchange ratios that would be used in the exchange offer assuming various closing prices of our class A common stock on the Expiration Date. After 4:00 p.m., Eastern Time, on the Expiration Date, we will distribute by e-mail to all eligible optionholders the exact ratios to be used in the Exchange Offer. The exchange ratios separately apply to each eligible option based upon the exercise price of such options. This means that if you hold various eligible options with different grant dates, they may each be subject to different exchange ratios. More information about these valuation techniques is included below in Questions 16 and 17 and in Section 8, Source and Amount of Consideration; Terms of New Stock Options.

•	The exercise price for the new stock options will be equal to the closing price, as reported on the NASDAQ, of the class A common stock on the Expiration Date.

Table of Hypothetical Exchange Ratios Based On Various Assumed

Closing Prices of Our Class A Common Stock on April 13, 2012

In the following table, we have assumed that the closing price of our class A common stock on NASDAQ on the Expiration Date will be $17.68, which is equal to the closing price of our common stock on April 10, 2012. We have also included additional closing prices that represent both 7.5% ($19.01) and 15% ($20.33) upward and 7.5% ($16.35) and 15% ($15.03) downward declines in the assumed closing price. We have selected a volatility spread of up to 15% based upon our recent experience regarding the average volatility of our class A common stock.

Exchange Ratios for Eligible Stock Options

Eligible Stock Option Date of Grant and Exercise Price	Exchange Ratio - $15.03 Stock Price	Exchange Ratio - $16.35 Stock Price	Exchange Ratio - $17.68 Stock Price	Exchange Ratio - $19.01 Stock Price	Exchange Ratio - $20.33 Stock Price
6/27/2008 — $20.10	1.25	1.17	1.11	1.04	*
7/1/2008 — $20.11	1.25	1.18	1.10	1.04	*
4/7/2008 — $21.95	1.31	1.22	1.18	1.10	1.06
6/9/2008 — $22.24	1.49	1.30	1.16	1.11	1.08
2/15/2008 — $22.25	1.28	1.20	1.16	1.12	1.06
2/14/2007 — $22.65	1.58	1.42	1.30	1.21	1.11
2/13/2008 — $23.97	1.37	1.28	1.20	1.14	1.10
4/28/2008 — $24.12	1.23	1.21	1.18	1.15	1.13
1/1/2008 — $25.48	1.28	1.25	1.18	1.13	1.06
12/3/2007 — $29.40	1.64	1.53	1.43	1.33	1.27
5/29/2007 — $30.50	1.61	1.51	1.43	1.33	1.29
7/2/2007 — $36.94	2.01	1.85	1.70	1.63	1.51

*	At this assumed closing price, which is greater than the exercise price of these stock options, any elections to exchange such stock options will be disregarded, and such stock options would remain outstanding in accordance with their current terms.

The number of shares subject to each new stock option will be determined by (a) calculating an exchange ratio equal to the value of an eligible stock option divided by the value of a new stock option exchanged for that eligible stock option, calculated as of the Expiration Date, and (b) dividing the number of shares subject to the eligible stock option grant by the applicable exchange ratio, adjusted, if necessary, to eliminate any fractional shares. For purposes of applying the exchange ratios, fractional shares underlying new stock options will be rounded down to the nearest whole share underlying such new stock option on a grant-by-grant basis.

For example:

Assuming that the closing price of our class A common stock on the Expiration Date is $17.68, an eligible stock option to purchase 1,000 shares with a per share exercise price of $23.97 granted on February 13, 2008 will have an exchange ratio of 1.20:1. Therefore, this eligible stock option will be exchangeable for a new stock option to purchase 834 shares, which is equal (after rounding) to the number of shares underlying the eligible stock option, or 1,000, divided by 1.20.

The exchange ratios shown in the table above illustrate the difference between the relatively lower estimated fair values of eligible stock options with higher exercise prices compared to the correspondingly higher estimated fair values of eligible stock options with lower exercise prices. The exchange ratios are derived from the stock option’s fair value using a Black-Scholes valuation methodology that weighs, among other things, exercise price and remaining term to expiration. The higher the eligible stock option’s exercise price and the lower the closing price of our class A common stock on the Expiration Date, the lower the relative value of the exchanged eligible stock option, which results in a higher exchange ratio and fewer shares underlying the new stock option. Longer terms to expiration have the opposite effect, resulting in higher values and, therefore, lower exchange ratios and more shares underlying new stock options.

Participation in the Exchange Offer is completely voluntary. Eligible optionholders will be permitted to exchange eligible stock options for new stock options on a grant-by-grant basis, subject to the terms set forth below. Eligible stock options properly surrendered in the Exchange Offer and accepted by us for exchange will be cancelled on the date that the new stock options are granted, which will be the Expiration Date. If you choose not to participate in the Exchange Offer, you will continue to hold your eligible stock options on the same terms and conditions and pursuant to the 2005 Plan, under which they were originally granted.

See the section below entitled Risk Factors for a discussion of risks and uncertainties that you should consider before surrendering your eligible stock options for exchange in the Exchange Offer.

The class A common stock is listed on NASDAQ under the symbol “CYNO.” On Thursday, March 8, 2012, the closing price of the class A common stock on NASDAQ was $17.24 per share. The current market price of our class A common stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing price of our class A common stock will be on the date the new stock options are granted.

We are making the Exchange Offer upon the terms and conditions described in this Offer to Exchange and in the related documents referred to in this document. The Exchange Offer is not conditioned on a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible optionholders participating.

If you wish to participate in the Exchange Offer, you must deliver a properly completed election form by facsimile or e-mail (via PDF or similar imaged document file) to:

Christopher Geberth

Cynosure, Inc.

Fax: 978-256-0469

E-mail: OptionExchange@cynosure.com

IMPORTANT

You are responsible for making sure that the properly completed election form is delivered to the person indicated above. You must follow the instructions on the Election and Withdrawal Form to ensure that we receive your election form on time.

Although our Board of Directors has approved the Exchange Offer, by a vote of the disinterested directors, consummation of the Exchange Offer is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of the Exchange Offer” ) of this Exchange Offer.

Neither we nor our Board of Directors (or the compensation committee thereof) makes any recommendation as to whether you should tender, or refrain from tendering, any or all of your eligible stock options in the Exchange Offer. You must make your own decision whether to tender any or all of your eligible stock options. You should consult your personal advisors if you have questions about your financial or tax situation as it relates to this Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this Exchange Offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following questions and answers were prepared to address common questions that you may have about the Exchange Offer. We encourage you to carefully read the rest of this Offer to Exchange and the other related documents referred to in this document. Where appropriate, we have included references to the relevant numbered sections of The Exchange Offer portion of this Offer to Exchange and to other portions of the document where you can find a more complete description of the topics in this summary.

INDEX TO QUESTIONS AND ANSWERS

No.	Question	Page
Q1	Why is Cynosure making the Exchange Offer?	7
Q2	Who is eligible to participate in the Exchange Offer?	7
Q3	Which stock options are eligible for exchange in the Exchange Offer?	7
Q4	Are there any differences between the new stock options and the eligible stock options that may be surrendered in the Exchange Offer?	8
Q5	What are the conditions of the Exchange Offer?	8
Q6	What will be the exercise price of the new stock options?	8
Q7	If I elect to participate and my surrendered eligible stock options are accepted, when will I receive my new stock options?	9
Q8	What will be the vesting terms applicable to my new stock options?	9
Q9	When will my new stock options expire?	9
Q10	What if I elect to participate in the Exchange Offer and then leave Cynosure before the expiration of the Exchange Offer?	9
Q11	What if I am on an authorized leave of absence?	9
Q12	How do I find out how many eligible stock options I have and what their exercise prices are?	9
Q13	If I choose to participate in the option exchange, do I have to exchange all of my eligible stock option grants?	10
Q14	Can I exchange stock options that I have already fully exercised?	10
Q15	Can I exchange the remaining portion of an eligible stock option grant that I have already partially exercised?	10
Q16	If I elect to participate and my surrendered eligible stock options are accepted, how many new stock options will I receive in exchange?	10
Q17	Why isn’t the exchange ratio simply one-for-one?	12
Q18	Must I participate in the Exchange Offer?	13
Q19	How should I decide whether to exchange my eligible stock options for new stock options?	13
Q20	Why can’t Cynosure just grant eligible optionholders additional stock options?	13
Q21	Will I owe taxes if I participate in the Exchange Offer?	13
Q22	What happens if, after the grant date of the new stock options, my new stock options end up being underwater again?	14
Q23	What happens to stock options that I choose not to surrender for exchange in the Exchange Offer?	14
Q24	If I surrender stock options in the Exchange Offer, will I be required to give up all of my rights under the surrendered stock options?	14
Q25	How long do I have to decide whether to participate in the Exchange Offer?	14
Q26	What will be the sequence of events should I decide to participate in the Exchange Offer?	14
Q27	How do I participate in the Exchange Offer?	15
Q28	Can I change my mind and withdraw from participating in the Exchange Offer?	15
Q29	How will I know if my election form has been received?	16
Q30	What will happen if I do not submit my election form by the deadline?	16
Q31	What if I have questions regarding the Exchange Offer, or if I need a paper copy or additional copies of this Offer to Exchange or any documents attached or referred to in this document?	16

Q 1 Why is Cynosure making the Exchange Offer?

The fundamental objectives of our compensation policies are to attract, reward and retain high quality talent, to accomplish our short and long-term goals and, as a result, to enhance stockholder value. In order to achieve these goals, we seek to provide compensation opportunities that are competitive in the marketplace, both in terms of the overall levels of compensation and the individual components of compensation. We provide a portion of our compensation in the form of stock options that vest over time, which we believe helps to retain our employees and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation.

Historically, we have granted stock options at fair market value at the time of grant. The exercise prices for the various outstanding options that we have granted under our 2005 Stock Incentive Plan (the “2005 Plan”) range from $3.00 to $39.39. Our stock price experienced a significant decline since 2008, and, as of March 8, 2012, 33% of the stock options outstanding granted to current employees and directors had exercise prices which are higher than our current market price. Many of these outstanding “underwater” (meaning the exercise prices of the stock options are greater than our then-current stock price) stock options no longer provide the incentive and retention effects they were intended to provide because their exercise price is so far above the current stock price that employees perceive them as having little or no potential value.

We are making this Exchange Offer to address this situation in recognition of the key contributions of eligible optionholders to the Company by providing eligible optionholders with an opportunity to exchange eligible stock options for a lesser number of new stock options, with an exercise price representative of current market prices. We believe that such replacement equity awards will align our employees’ interests with those of our stockholders and provide the long-term financial incentives originally intended at the time the stock options were initially granted and that these stock options will again become important tools to help motivate participant employees to contribute to achieving the long-term strategic and business objectives of our company, enhance long-term stockholder value, and to encourage their long-term service with us. While we hope the Exchange Offer will reduce the current disparity between the per share market price of our class A common stock and the exercise prices of the eligible stock options, we cannot guarantee that, subsequent to the Expiration Date, the per share market price of our class A common stock will increase to a price that is greater than the exercise price of the new stock options for which the eligible stock options are exchanged.

See Section 2, Purpose of the Exchange Offer, for more information.

Q 2 Who is eligible to participate in the Exchange Offer?

The Exchange Offer will be open to all current U.S. employees of Cynosure who hold eligible stock option grants, excluding our directors and executive officers. To be eligible, an individual must be employed with us on the date the Exchange Offer commences and must remain employed through the expiration of the Exchange Offer.

See Section 1, Eligible Stock Options; Eligible Optionholders; Expiration Date, for more information.

Q 3 Which stock options are eligible for exchange in the Exchange Offer?

Under the Exchange Offer, eligible optionholders will be able to elect to exchange outstanding eligible stock options for a new stock option. An “eligible stock option” is a stock option to purchase our class A common stock that was granted to you under our 2005 Plan, with an exercise price greater than $20.00. However, a stock option will not be an eligible stock option (and any election to exchange such stock option will be disregarded) if the exercise price of the stock option is equal to or less than the closing price of the class A common stock on the Expiration Date.

All eligible stock options are currently vested. Only those stock options held by eligible optionholders immediately prior to the expiration of the Exchange Offer are eligible to be exchanged in the Exchange Offer.

See Question 16 and Section 1, Eligible Stock Options; Eligible Optionholders; Expiration Date, for more information.

Q 4 Are there any differences between the new stock options and the eligible stock options that may be surrendered in the Exchange Offer?

If you are an eligible optionholder and you choose to participate in the Exchange Offer, the new stock options granted in exchange for your surrendered stock options will have similar terms and conditions to the eligible stock options you surrendered, except that:

•

You will receive a new non-qualified stock option to purchase a lesser number of shares for each eligible stock option surrendered in exchange. The number of new stock options will be determined using exchange ratios for the eligible stock options being tendered. The initial exchange ratios were calculated by using the Black-Scholes option pricing model as a guide to approximate a “value-for-value” exchange, meaning that the value of the eligible stock options would be equal to the value of the new stock options (calculated as of the time we set the exchange ratios). More information about these valuation techniques is included below in Questions 16 and 17 and in Section 8, Source and Amount of Consideration; Terms of New Stock Options.

•	The exercise price for the new stock options will be equal to the closing price of the class A common stock as reported on NASDAQ on the Expiration Date.

See Section 1, Eligible Stock Options; Eligible Optionholders; Expiration Date, and Section 5, Acceptance of Eligible Stock Options; New Stock Options for more information.

Q 5 What are the conditions of the Exchange Offer?

The Exchange Offer is subject to a number of conditions with regard to events that could occur before the expiration of the Exchange Offer and which are more fully described in Section 6, Conditions of the Exchange Offer. If any of the events described in Section 6 occur, we may terminate, extend or amend the Exchange Offer at any time prior to the expiration of the Exchange Offer.

See Section 6, Conditions of the Exchange Offer, and Section 14, Extension of the Exchange Offer; Termination; Amendment, for more information.

Q 6 What will be the exercise price of the new stock options?

The exercise price of all new stock options will be equal to the closing price of Cynosure’s class A common stock as reported on NASDAQ on the Expiration Date.

The per share exercise price of the new stock options granted pursuant to this Exchange Offer will be lower than the per share exercise price of eligible stock options.

Although we will notify you of the exercise price of new stock options after the NASDAQ closes on the Expiration Date so you can determine whether it is appropriate for you to participate in the Exchange Offer before your decision to participate or not becomes irrevocable, we cannot currently predict the per share exercise price of the new stock options.

See Section 7, Price Range of our Class A Common Stock, for information concerning our historical class A common stock prices.

Q 7 If I elect to participate and my surrendered eligible stock options are accepted, when will I receive my new stock options?

We expect to accept and cancel all properly surrendered eligible stock options on the date the new stock options are granted, which will be promptly following the expiration of the Exchange Offer, but on the Expiration Date. If the Expiration Date is extended, then the cancellation date and the new stock option grant date will be similarly extended. New stock option agreements governing the terms of the new stock options will be delivered to you promptly following the new stock option grant date.

See Section 3, Procedures for Electing to Exchange Eligible Stock Options, for more information.

Q 8 What will be the vesting terms applicable to my new stock options?

Each new stock option will be subject to the same vesting terms as that of the eligible stock option for which the new stock option is exchanged. All eligible stock options are vested and all new stock options will also be vested.

Q 9 When will my new stock options expire?

Each new stock option will expire on the same date as the surrendered eligible stock option would have expired.

Q 10 What if I elect to participate in the Exchange Offer and then leave Cynosure before the expiration of the Exchange Offer?

If you elect to participate in the Exchange Offer and your employment terminates for any reason before the expiration of the Exchange Offer, including a layoff, retirement, disability or death, then your exchange election will be cancelled and you will not receive new stock options. If this occurs, no changes will be made to the terms of your current stock options, and these stock options will be treated as if you had declined to participate in the Exchange Offer. In that case, generally, you may exercise your existing stock options for a limited time after your termination date and otherwise in accordance with the terms and conditions of your existing stock options.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of Cynosure. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the new stock option grant date or thereafter.

Q 11 What if I am on an authorized leave of absence?

Any eligible optionholders who are on an authorized leave of absence will be able to participate in the Exchange Offer under the same terms and conditions as employees who are not on a leave of absence.

Q 12 How do I find out how many eligible stock options I have and what their exercise prices are?

You can review a list of your eligible stock options and the exercise prices of those stock options by reviewing the Election and Withdrawal Form provided to you along with this Offer to Exchange.

See Section 1, Eligible Stock Options; Eligible Optionholders; Expiration Date, for more information.

Q 13 If I choose to participate in the option exchange, do I have to exchange all of my eligible stock option grants?

No. Under the option exchange, you will be able to exchange stock options on a grant-by-grant basis. This means that you may choose to exchange some eligible grants, and choose not to exchange others. But if you elect to exchange any stock options within a particular grant, you must exchange all the stock options in that grant. You will not be able to exchange only a portion of a single grant.

For example, if you have an eligible stock option grant for 1,000 stock options, you can elect to exchange all or none of the 1,000 stock options. However, you cannot elect to exchange only 500 of the 1,000 stock options.

See Section 3, Procedures for Electing to Exchange Eligible Stock Options, for more information.

Q 14 Can I exchange stock options that I have already fully exercised?

No. The Exchange Offer only applies to outstanding Cynosure stock options that are eligible under the Exchange Offer. You will not be able to exchange shares of Cynosure stock that you own outright, including shares acquired on exercise of a stock option.

Q 15 Can I exchange the remaining portion of an eligible stock option grant that I have already partially exercised?

Yes. If you previously exercised an eligible stock option grant in part, the remaining outstanding (i.e., unexercised) portion of the eligible stock option grant can be exchanged in the Exchange Offer.

Q 16 If I elect to participate and my surrendered eligible stock options are accepted, how many new stock options will I receive in exchange?

Your new stock options will represent the right to purchase fewer shares of our class A common stock than your eligible stock options surrendered for exchange. The number of new stock options that you receive will be determined using an exchange ratio, which will be based upon the fair value of your eligible stock options and the fair value of your new stock options, which value will be calculated using the Black-Scholes option valuation model. The Black-Scholes option valuation model will take into account (i) the closing price of our class A common stock on NASDAQ on the Expiration Date, (ii) the exercise price of the option, (iii) the expected volatility of our class A common stock over the projected life of the option, (iv) the estimated expected life of the option, (v) the risk-free interest rate over the projected life of the option, and (vi) the expected dividends on our class A common stock. We intend for the fair value of the new stock options to be approximately equal to the fair value of the eligible stock options surrendered based on the Black-Scholes valuation assumptions made as of the expiration of the Exchange Offer. A particular exchange ratio will apply for all eligible stock options granted on a particular date with a particular exercise price. This means that if you hold various eligible stock options with different grant dates, they may each be subject to a different exchange ratio. In each case, the number of new stock options that you receive will depend on the exercise price and the grant date of your surrendered eligible stock options and the applicable exchange ratios, which will be calculated based on the stock price at the close of the trading day on the Expiration Date.

If, for example, you surrender an eligible stock option with a grant date of June 27, 2008 and an exercise price of $20.10 and the closing price of class A common stock on the Expiration Date is $17.68, then the exchange ratio would be 1.11:1, (i.e., you would receive a new stock option for one share of class A common stock for each 1.11 shares of class A common stock underlying the eligible stock option that is tendered for exchange). By way of further example:

•

an eligible stock option to purchase 1,000 shares, granted on June 27, 2008, with an exercise price of $20.10 per share, would be exchanged for a new option to purchase 903 shares with an exercise price of $17.68 per share;

If, for example, you surrender an eligible stock option with a grant date of February 13, 2008 and an exercise price of $23.97 and the closing price of class A common stock on the Expiration Date is $17.68, then the exchange ratio would be 1.20:1, (i.e., you would receive a new stock option for one share of class A common stock for each 1.20 shares of class A common stock underlying the eligible stock option that is tendered for exchange). By way of further example:

•

an eligible stock option to purchase 1,000 shares, granted on February 13, 2008, with an exercise price of $23.97 per share, would be exchanged for a new option to purchase 834 shares with an exercise price of $17.68 per share;

If, for example, you surrender an eligible stock option with a grant date of July 2, 2007 and an exercise price of $36.94 and the closing price of class A common stock on the Expiration Date is $17.68, then the exchange ratio would be 1.70:1, (i.e., you would receive a new stock option for one share of class A common stock for each 1.70 shares of class A common stock underlying the eligible stock option that is tendered for exchange). By way of further example:

•

an eligible stock option to purchase 1,000 shares, granted on July 2, 2007, with an exercise price of $36.94 per share, would be exchanged for a new option to purchase 588 shares with an exercise price of $17.68 per share.

For further illustration, the following table sets forth the number of shares underlying a new stock option issued upon surrender of an eligible stock option to purchase 1,000 shares (granted at the various grant dates and exercise prices of eligible stock options), based on an assumed stock price of $17.68, which was the stock price at the close of the trading day on April 10, 2012.

Date of Grant and Exercise Price	Number of Shares Underlying New Stock Option
6/27/2008 — $20.10	903
7/1/2008 — $20.11	911
4/7/2008 — $21.95	848
6/9/2008 — $22.24	862
2/15/2008 — $22.25	859
2/14/2007 — $22.65	770
2/13/2008 — $23.97	834
4/28/2008 — $24.12	850
1/1/2008 — $25.48	847
12/3/2007 — $29.40	697
5/29/2007 — $30.50	700
7/2/2007 — $36.94	588

In the following table, we have assumed that the closing price of our class A common stock on NASDAQ on the Expiration Date will be $17.68, which is equal to the closing price of our common stock on April 10, 2012. We have also included additional closing prices that represent both 7.5% ($19.01) and 15% ($20.33) upward and 7.5% ($16.35) and 15% ($15.03) downward declines in the assumed closing price. We have selected a volatility spread of up to 15% based upon our recent experience regarding the average volatility of our class A common stock.

Exchange Ratios for Eligible Stock Options

Eligible Stock Option Date of Grant and Exercise Price	Exchange Ratio - $15.03 Stock Price	Exchange Ratio - $16.35 Stock Price	Exchange Ratio - $17.68 Stock Price	Exchange Ratio - $19.01 Stock Price	Exchange Ratio - $20.33 Stock Price
6/27/2008 — $20.10	1.25	1.17	1.11	1.04	*
7/1/2008 — $20.11	1.25	1.18	1.10	1.04	*
4/7/2008 — $21.95	1.31	1.22	1.18	1.10	1.06
6/9/2008 — $22.24	1.49	1.30	1.16	1.11	1.08
2/15/2008 — $22.25	1.28	1.20	1.16	1.12	1.06
2/14/2007 — $22.65	1.58	1.42	1.30	1.21	1.11
2/13/2008 — $23.97	1.37	1.28	1.20	1.14	1.10
4/28/2008 — $24.12	1.23	1.21	1.18	1.15	1.13
1/1/2008 — $25.48	1.28	1.25	1.18	1.13	1.06
12/3/2007 — $29.40	1.64	1.53	1.43	1.33	1.27
5/29/2007 — $30.50	1.61	1.51	1.43	1.33	1.29
7/2/2007 — $36.94	2.01	1.85	1.70	1.63	1.51

*	At this assumed closing price, which is greater than the exercise price of these stock options, any elections to exchange such stock options will be disregarded, and such stock options would remain outstanding in accordance with their current terms.

The above tables set forth examples. As noted above, the actual exchange ratios will be calculated based on the stock price at the close of the trading day on the Expiration Date of this offer. However, to ensure that you will have the information you need to make an informed decision based on the number of shares underlying new stock options that will be granted for surrendered eligible stock options, after NASDAQ closes on the Expiration Date, we will post on our Intranet the closing price of our class A common stock for that day (which will be the new stock option per share exercise price) and the final exchange ratios for the eligible stock options and also deliver to you (by e-mail or other method) a notification of these terms. We will also provide you with a calculator located on our Intranet that will allow you to calculate the number of shares underlying new stock options that you would receive in exchange for your eligible stock options based on the final exchange ratios. Finally, shortly after 4:00 p.m., Eastern Time, on the Expiration Date, we will host a meeting via conference call for all eligible optionholders both as a further means of disclosing the final exchange ratios and to answer any remaining questions that you may have. We will provide you with the exact time for this conference call by e-mail and on our Intranet before 4:00 p.m., Eastern Time, on the Expiration Date. The dial-in for the conference call will be telephone: +1 917-210-2650, access code: 7136421. Designated Cynosure employees will be available by telephone from the time at which the final exchange ratios are delivered to you until 11:59, p.m., Eastern Time, on the Expiration Date to respond to any questions that you may have with respect to the offer, the final exercise price or the exchange ratios.

You will have until 11:59 p.m., Eastern Time, on the Expiration Date (currently expected to be April 13, 2012) to make an election by completing and submitting an Election and Withdrawal Form, or change any previous elections that you have made by completing and submitting a new Election and Withdrawal Form, in either case by facsimile or e-mail (via PDF or similar imaged document file) to Christopher Geberth, Cynosure, Inc., Fax: 978-256-0469, E-mail: OptionExchange@cynosure.com.

See Section 5, Acceptance of Eligible Stock Options; New Stock Options for more information.

Q 17 Why isn’t the exchange ratio simply one-for-one?

We believe the Exchange Offer must balance the interests of both our employees and our stockholders. As such, we have structured the Exchange Offer to be a “value-for-value” offer, meaning that we intend the Black-Scholes value of your surrendered eligible stock options will be approximately equal to the Black-Scholes value of your new stock options. Under the Black-Scholes valuation model, stock options with a higher exercise price are less valuable, meaning you would need to exchange more of them for each new stock option (which will have an exercise price equal to the market price of our class A common stock on the date of grant). Therefore, more underwater stock options are required to equal what we have determined to be the value of one new stock option.

We are not able to predict what Cynosure’s closing stock price will be on the date of grant of the new stock options; therefore, we had to make reasonable assumptions about the eventual new grant price when setting the stock option exchange ratios. Additionally, certain very old stock options which are near their expiration date have a much lower value under Black-Scholes than would otherwise be the case and therefore would require a very high exchange rate.

Q 18 Must I participate in the Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you choose not to participate, you will keep all of your currently outstanding stock options, including stock options eligible for the Exchange Offer, and you will not receive new stock options in the Exchange Offer. We do not intend to make any changes to the terms of your current stock options, including vesting schedule and expiration date, if you decline to participate. If you decide not to surrender any of your eligible stock options for exchange in the Exchange Offer, you do not need to do anything.

Q 19 How should I decide whether to exchange my eligible stock options for new stock options?

We are providing information to assist you in making your own informed decision. You are encouraged to seek further advice from your tax, financial and legal advisors. No one from Cynosure is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

You should also review the section entitled Risk Factors for a discussion of the risks of participating in the Exchange Offer.

Q 20 Why can’t Cynosure just grant eligible optionholders additional stock options?

We strive to balance the need for a competitive compensation package for our employees with the interests of our stockholders. Because of the number of stock options that are currently outstanding, a large grant of new options could potentially have a dilutive effect on the holdings of our stockholders. Additionally, one of the goals of this Exchange Offer is to reduce the significant number of our stock options that we believe are not serving their intended purpose of incentivizing employees. We are also making this Exchange Offer in recognition of the key contributions of eligible optionholders to the Company by providing eligible optionholders with an opportunity to exchange eligible stock options for a lesser number of new stock options, with an exercise price representative of current market prices. We believe that such replacement equity awards will align our employees’ interests with those of our stockholders and provide the long-term financial incentives originally intended at the time the stock options were initially granted and that these stock options will again become important tools to help motivate participant employees to contribute to achieving the long-term strategic and business objectives of our company, enhance long-term stockholder value, and to encourage their long-term service with us.

Q 21 Will I owe taxes if I participate in the Exchange Offer?

Generally, for U.S. federal income tax purposes, the exchange of eligible stock options for new stock options in the Exchange Offer should be treated as a nontaxable exchange and no income should be recognized upon the surrender of eligible stock options and the grant of the new stock options. We encourage all eligible optionholders who are considering exchanging their eligible stock options in the Exchange Offer to consult with their own tax advisors on the federal, state, local and foreign tax consequences of participating in the Exchange Offer.

See Section 13, Material U.S. Federal Income Tax Consequences and the attached Schedules for more information.

Q 22 What happens if, after the grant date of the new stock options, my new stock options end up being underwater again?

The Exchange Offer is a one-time opportunity and we do not expect to offer this type of exchange again. We cannot provide assurance as to the price of our class A common stock at any time in the future.

Q 23 What happens to stock options that I choose not to surrender for exchange in the Exchange Offer?

The Exchange Offer will have no effect on stock options that you choose not to exchange or on stock options that are not accepted for exchange in the Exchange Offer. However, see the section entitled Risk Factors for more information with respect to your incentive stock options.

Q 24 If I surrender stock options in the Exchange Offer, will I be required to give up all of my rights under the surrendered stock options?

Yes. After the expiration of the Exchange Offer, any stock options you surrender in exchange for new stock options that we accept for exchange will be cancelled, and you will no longer have any rights under those stock options.

Q 25 How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer expires at 11:59 p.m., Eastern Time, on April 13, 2012. Although we do not currently intend to do so, we may, in our sole discretion, extend the Expiration Date at any time. If we extend the Exchange Offer, we will issue a press release, e-mail or other communication disclosing the extension and the new Expiration Date no later than 9:00 a.m., Eastern Time, on the next business day after the previously announced Expiration Date. If the Expiration Date is extended, then the cancellation date of the eligible stock options and the new stock option grant date will be similarly extended.

See Section 14, Extension of the Exchange Offer; Termination; Amendment, for more information.

Q 26 What will be the sequence of events should I decide to participate in the Exchange Offer?

Exchange Election Period	You may elect to participate in this Exchange Offer during this time.	From March 12, 2012 until April 13, 2012 at 11:59 p.m., Eastern Time, unless the offer is extended or terminated.

Determination of Exercise Price of New Stock Options and Exchange Ratios	The exercise price of new stock options will be equal to the closing price of our class A common stock on NASDAQ on the Expiration Date and we will determine the exchange ratios based on this closing price. We will notify you of the exercise price and the exact exchange ratios after 4:00 p.m., Eastern Time, on the Expiration Date.	After 4:00 p.m., Eastern Time, on April 13, 2012, unless the offer is extended or terminated.

Cancellation Date and Exchange Date	All elections and withdrawals will be final as of 11:59 p.m., Eastern Time, on the Expiration Date and this is the date on which surrendered stock options will be cancelled and new stock options will be granted.	April 13, 2012, unless the offer is extended or terminated.

Q 27 How do I participate in the Exchange Offer?

If you wish to participate in the Exchange Offer, you must deliver a properly completed election form by facsimile or e-mail (via PDF or similar imaged document file) to:

Christopher Geberth

Cynosure, Inc.

Fax: 978-256-0469

E-mail: OptionExchange@cynosure.com

To participate in the Exchange Offer, your election form must be received by Cynosure no later than 11:59 p.m., Eastern Time, on April 13, 2012, unless this Exchange Offer is extended. You should not assume that any extension of this Exchange Offer will occur. Cynosure intends to confirm the receipt of your election form and/or any updated election form by e-mail within two business days. If you have not received a confirmation, it is your responsibility to confirm that we have received your election form and/or updated election form. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If your eligible stock options are properly tendered for exchange, are not properly withdrawn and are accepted by us for exchange, you will receive grant documents relating to your new stock options promptly following the expiration of this Exchange Offer.

Your election to participate in the program is not complete until we receive your properly submitted election form. If you miss the deadline or start but do not complete an election form as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that the election form is completed and received by the deadline of 11:59 p.m., Eastern Time, on April 13, 2012 (or the later deadline if the Exchange Offer is extended). If your election is not received by the deadline, you will be deemed to have declined to participate in the Exchange Offer.

We reserve the right to reject any or all surrenders of stock options that we determine are not in an appropriate form or that we determine would be unlawful to accept. Subject to our right to extend, terminate and amend the Exchange Offer, we expect to accept all properly surrendered eligible stock options on the date we grant the new stock options, which will be the Expiration Date.

See Section 3, Procedures for Electing to Exchange Eligible Stock Options, and Section 6, Conditions of the Exchange Offer, for more information.

Q 28 Can I change my mind and withdraw from participating in the Exchange Offer?

Yes. If you elect to exchange eligible stock options and later change your mind, you may notify us before the Exchange Offer expires by updating your election and withdrawing all (and not less than all) of your eligible stock options from the Exchange Offer by submitting an updated election form following the same procedure as set forth in Question 27 above. Your updated election must be submitted before the expiration deadline of 11:59 p.m., Eastern Time, on April 13, 2012 (or such later date as may apply if the Exchange Offer is extended) to withdraw your election. The more recent election will entirely replace your previous election. Once you have withdrawn your election, you may again elect to exchange your eligible stock options by following the procedures for exchanging eligible stock options as discussed above. If you miss the deadline for withdrawing your election but remain an eligible optionholder, any eligible stock options previously submitted for exchange will be exchanged pursuant to the Exchange Offer. Although we intend to accept all properly surrendered eligible stock options promptly after the expiration of this offer, if we have not accepted your stock options within 40 business days of the commencement of the Exchange Offer (March 12, 2012), you may withdraw your tendered stock options at any time thereafter.

Please see Section 4, Withdrawal Rights, for more information.

Q 29 How will I know if my election form has been received?

Cynosure intends to confirm the receipt of your election form and/or any updated election form by e-mail within two business days. You are encouraged to print this confirmation for your records. If you have not received a confirmation, it is your responsibility to confirm that we have received your election form and/or updated election form prior to the expiration of the Exchange Offer.

Q 30 What will happen if I do not submit my election form by the deadline?

If we do not receive your election to surrender eligible stock options for exchange before the Exchange Offer expires, then all of your eligible stock options will remain outstanding at their original exercise price and subject to their original terms. Late elections cannot be accepted. If you decide not to surrender any of your eligible stock options for exchange in the Exchange Offer, you do not need to do anything.

Q 31 What if I have questions regarding the Exchange Offer, or if I need a paper copy or additional copies of this Offer to Exchange or any documents attached or referred to in this document?

If you have, have questions regarding the Exchange Offer or have requests for assistance, please contact Christopher Geberth at (978) 256-4200, or by e-mail at OptionExchange@cynosure.com.

RISK FACTORS

Participating in the Exchange Offer involves a number of risks and uncertainties, including those described below. You should carefully consider these risks and uncertainties, and you are encouraged to consult your tax, financial and legal advisors before deciding to participate in the Exchange Offer.

Risks Related to the Exchange Offer

If the price of our class A common stock increases over time, the value of the new stock options that you receive in the Exchange Offer may ultimately be less than the value of the eligible stock options that you surrendered in the exchange.

Because you will receive a stock option to purchase a lesser number shares of class A common stock in the Exchange Offer than the eligible stock options you surrender for exchange, it is possible that, at some point in the future, your surrendered eligible stock options would have been economically more valuable than the new stock options granted in the Exchange Offer. For example, assume, for illustrative purposes only, that you surrender 3,000 eligible stock options granted on February 13, 2008 with an exercise price of $23.97 per share, and in exchange you receive a grant of 2,405 new stock options and the exercise price of the new stock options is $17.24 per share, which was the closing price of our class A common stock on March 8, 2012. Then, assume that two years after the new stock option grant date the price of our class A common stock increases to $60.00 per share. Under this example, if you had kept your surrendered eligible stock options and then exercised and sold all 3,000 of the underlying shares at $60.00 per share, you would have realized a pre-tax gain of $108,090 (i.e., 3,000 stock options multiplied by the $36.03 difference between the $60.00 market price and the $23.97 exercise price of your surrendered stock options), but if you exchanged your eligible stock options and sold the 2,405 underlying shares subject to the new stock options, you would only realize a pre-tax gain of $102,838 (i.e., 2,405 stock options multiplied by a $42.76 difference between the $60.00 market price and the $17.24 exercise price).

The exercise price of the new stock options could become underwater again after they are granted.

The price of our class A common stock is volatile and we can provide no assurance as to the possible price of our class A common stock at any time in the future. The exercise price of your new stock option, which will be equal to the closing price of our class A common stock as reported on NASDAQ on the date of grant of your new stock option, may become higher than the current market price per share of our class A common stock at any time in the future and may become underwater again.

If we are acquired by or merge with another company, your eligible stock options that you surrendered in the exchange might be worth more than the new stock options that you receive in the Exchange Offer.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our class A common stock. Depending on the structure and terms of this type of transaction, optionholders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our class A common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those optionholders who did not participate in this offer and retained their original options.

If you are subject to non-U.S. tax laws, even if you are a resident of the United States, there may be tax, social insurance or other consequences for participating in the Exchange Offer.

If you are subject to the tax laws of a country other than the United States, even if you are a resident of the United States, you should be aware that there may be tax, social insurance or other consequences that may apply to you. You are encouraged to consult your own tax advisors to discuss these consequences.

Risks Related to Our Business and Class A Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the Securities and Exchange Commission, or SEC, including those in our Annual Report on Form 10-K for the year ended December 31, 2011 and also the information provided in this Offer to Exchange and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our website at http://www.cynosure.com. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 16, Additional Information, for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER

SECTION 1. Eligible Stock Options; Eligible Optionholders; Expiration Date

Upon the terms and subject to the conditions of the Exchange Offer, we are making an offer to eligible optionholders to exchange some or all of their eligible stock options (on a grant-by-grant basis) for new stock options (each a “new stock option”) with an exercise price equal to the closing price of our class A common stock, as reported on NASDAQ, on the new stock option grant date, which will be the Expiration Date. To participate, stock options must be properly surrendered in accordance with Section 3, Procedures for Electing to Exchange Eligible Stock Options, and not validly withdrawn pursuant to Section 4, Withdrawal Rights, before the expiration of the Exchange Offer.

“Eligible stock options” are options to purchase shares of the Company’s class A common stock, issued under our 2005 Stock Incentive Plan (the “2005 Plan”), held by eligible optionholders immediately prior to the expiration of the Exchange Offer with an exercise price greater than $20.00. However, a stock option will not be an eligible stock option (and any election to exchange such stock option will be disregarded) if the exercise price of the stock option is equal to or less than the closing price of the class A common stock on the Expiration Date.

You are an “eligible optionholder” if you are:

•	a U.S. employee of Cynosure who holds eligible stock options; and

•

employed on the date the Exchange Offer commences and remain employed through the expiration date of the Exchange Offer (which is currently scheduled for 11:59 p.m., Eastern Time, on April 13, 2012, unless the Exchange Offer is extended (the “Expiration Date”)).

Our directors and executive officers are not eligible to participate in the Exchange Offer.

You will not be eligible to surrender eligible stock options or receive new stock options if you cease to be an eligible optionholder for any reason prior to the expiration of the Exchange Offer, including a layoff, removal, retirement, disability or death. If you are on an authorized leave of absence and are otherwise an eligible optionholder, you will be eligible to participate in the Exchange Offer if you have eligible stock options. If you surrender your eligible stock options and they are accepted and cancelled in the Exchange Offer and you are on an authorized leave of absence on the new stock option grant date, you will be entitled to receive new stock options in the Exchange Offer. Leave is considered authorized if it was approved in accordance with our policies.

If you choose to participate in the Exchange Offer and if we accept your surrendered stock options, you will receive new stock options that will have substantially the same terms and conditions as the stock options you surrendered, except that:

•	You will receive a new non-qualified stock option to purchase a lesser number of shares for each eligible stock option surrendered in exchange. The number of new stock options will be determined using exchange ratios for the eligible stock options being tendered. The initial exchange ratios were calculated by using the Black-Scholes option pricing model as a guide to approximate a “value-for-value” exchange, meaning that the value of the eligible stock options would be equal to the value of the new stock options (calculated as of the time we set the exchange ratios). The values used to determine the actual exchange ratios will be determined using the Black-Scholes option valuation model. The Black-Scholes option valuation model will take into account (i) the closing price of our class A common stock on the Nasdaq Global Market, or NASDAQ, on the Expiration Date, (ii) the exercise price of the option, (iii) the expected volatility of our common stock over the projected life of the option, (iv) the estimated expected life of the option, (v) the risk-free interest rate over the projected life of the option, and (vi) the expected dividends on our class A common stock. Because the Black-Scholes valuation model takes into account the closing price of our class A common stock on the Expiration Date, the Black-Scholes value of the new stock options and eligible stock options, as well as the exact exchange ratios, will not be known until shortly after 4:00 p.m., Eastern Time, on the Expiration Date. Below is a table setting forth hypothetical exchange ratios that would be used in the exchange offer assuming various closing prices of our class A common stock on the Expiration Date. After 4:00 p.m., Eastern Time, on the Expiration Date, we will distribute by e-mail to all eligible optionholders the exact ratios to be used in the Exchange Offer. The exchange ratios separately apply to each eligible option based upon the exercise price of such options. This means that if you hold various eligible options with different grant dates, they may each be subject to different exchange ratios. More information about these valuation techniques is included below in Section 8, Source and Amount of Consideration; Terms of New Stock Options.

•	The exercise price for the new stock options will be equal to the closing price, as reported on the NASDAQ Global Market (“NASDAQ”), of the class A common stock on the Expiration Date.

Table of Hypothetical Exchange Ratios Based On Various Assumed

Closing Prices of Our Class A Common Stock on April 13, 2012

In the following table, we have assumed that the closing price of our class A common stock on NASDAQ on the Expiration Date will be $17.68, which is equal to the closing price of our common stock on April 10, 2012. We have also included additional closing prices that represent both 7.5% ($19.01) and 15% ($20.33) upward and 7.5% ($16.35) and 15% ($15.03) downward declines in the assumed closing price. We have selected a volatility spread of up to 15% based upon our recent experience regarding the average volatility of our class A common stock.

Eligible Stock Option Date of Grant and Exercise Price	Exchange Ratio - $15.03 Stock Price	Exchange Ratio - $16.35 Stock Price	Exchange Ratio - $17.68 Stock Price	Exchange Ratio - $19.01 Stock Price	Exchange Ratio - $20.33 Stock Price
6/27/2008 – $20.10	1.25	1.17	1.11	1.04	*
7/1/2008 – $20.11	1.25	1.18	1.10	1.04	*
4/7/2008 – $21.95	1.31	1.22	1.18	1.10	1.06
6/9/2008 – $22.24	1.49	1.30	1.16	1.11	1.08
2/15/2008 – $22.25	1.28	1.20	1.16	1.12	1.06
2/14/2007 – $22.65	1.58	1.42	1.30	1.21	1.11
2/13/2008 – $23.97	1.37	1.28	1.20	1.14	1.10
4/28/2008 – $24.12	1.23	1.21	1.18	1.15	1.13
1/1/2008 – $25.48	1.28	1.25	1.18	1.13	1.06
12/3/2007 – $29.40	1.64	1.53	1.43	1.33	1.27
5/29/2007 – $30.50	1.61	1.51	1.43	1.33	1.29
7/2/2007 – $36.94	2.01	1.85	1.70	1.63	1.51

*	At this assumed closing price, which is greater than the exercise price of these stock options, any elections to exchange such stock options will be disregarded, and such stock options would remain outstanding in accordance with their current terms.

The number of shares subject to each new stock option will be determined by (a) calculating an exchange ratio equal to the value of an eligible stock option divided by the value of a new stock option exchanged for that eligible stock option, calculated as of the Expiration Date, and (b) dividing the number of shares subject to the eligible stock option grant by the applicable exchange ratio, adjusted, if necessary, to eliminate any fractional shares. For purposes of applying the exchange ratios, fractional shares underlying new stock options will be rounded down to the nearest whole share underlying such new stock option on a grant-by-grant basis.

For example:

Assuming that the closing price of our class A common stock on the Expiration Date is $17.68, an eligible stock option to purchase 1,000 shares with a per share exercise price of $23.97 granted on February 13, 2008 will have an exchange ratio of 1.20:1. Therefore, this eligible stock option will be exchangeable for a new stock option to purchase 834 shares, which is equal (after rounding) to the number of shares underlying the eligible stock option, or 1,000, divided by 1.20.

The exchange ratios shown in the table above illustrate the difference between the relatively lower estimated fair values of eligible stock options with higher exercise prices compared to the correspondingly higher estimated fair values of eligible stock options with lower exercise prices. The exchange ratios are derived from the stock option’s fair value using a Black-Scholes valuation methodology that weighs, among other things, exercise price and remaining term to expiration. The higher the eligible stock option’s exercise price and the lower the closing price of our class A common stock on the Expiration Date, the lower the relative value of the exchanged eligible stock option, which results in a higher exchange ratio and fewer shares underlying the new stock option. Longer terms to expiration have the opposite effect, resulting in higher values and, therefore, lower exchange ratios and more shares underlying new stock options.

To participate in the Exchange Offer, your election form must be received by Cynosure no later than 11:59 p.m., Eastern Time, on April 13, 2012, unless this Exchange Offer is extended. You should not assume that any extension of this Exchange Offer will occur. Cynosure intends to confirm the receipt of your election form and/or any updated election form by e-mail within two business days. If you have not received a confirmation, it is your responsibility to confirm that we have received your election form and/or updated election form. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If your eligible stock options are properly tendered for exchange, are not properly withdrawn and are accepted by us for exchange, you will receive grant documents relating to your new stock options promptly following the expiration of this Exchange Offer.

Your election to participate in the program is not complete until we receive your properly submitted election form. If you miss the deadline or start but do not complete an election form as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that the election form is completed and received by the deadline of 11:59 p.m., Eastern Time, on April 13, 2012 (or the later deadline if the Exchange Offer is extended). If your election is not received by the deadline, you will be deemed to have declined to participate in the Exchange Offer.

IMPORTANT

Although our Board of Directors has approved the Exchange Offer, consummation of the Exchange Offer is subject to the conditions described in the Exchange Offer — Section 6, Conditions of the Exchange Offer. Neither we nor our Board of Directors will make any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your eligible stock options for new stock options in the Exchange Offer. You must make your own decision on whether to surrender your eligible stock options for exchange after taking into account your own personal circumstances or preferences. You are encouraged to consult your personal advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to the Exchange Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR FOREIGN SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION. NO SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

The number of new stock options that you receive will be determined using an exchange ratio, which will be based upon the fair value of your eligible stock options and the fair value of your new stock options, which value will be calculated using the Black-Scholes option valuation model. The Black-Scholes option valuation model will take into account (i) the closing price of our class A common stock on NASDAQ on the Expiration Date, (ii) the exercise price of the option, (iii) the expected volatility of our class A common stock over the projected life of the option, (iv) the estimated expected life of the option, (v) the risk-free interest rate over the projected life of the option, and (vi) the expected dividends on our class A common stock. We intend for the fair value of the new stock options to be approximately equal to the fair value of the eligible stock options surrendered based on the Black-Scholes valuation assumptions made as of the expiration of the Exchange Offer. A particular exchange ratio will apply for all eligible stock options granted on a particular date with a particular exercise price. This means that if you hold various eligible stock options with different grant dates, they may each be subject to a different exchange ratio. In each case, the number of new stock options that you receive will depend on the exercise price and the grant date of your surrendered eligible stock options and the applicable exchange ratios, which will be calculated based on the stock price at the close of the trading day on the Expiration Date.

If, for example, you surrender an eligible stock option with a grant date of June 27, 2008 and an exercise price of $20.10 and the closing price of class A common stock on the Expiration Date is $17.68, then the exchange ratio would be 1.11:1, (i.e., you would receive a new stock option for one share of class A common stock for each 1.11 shares of class A common stock underlying the eligible stock option that is tendered for exchange). By way of further example:

•

an eligible stock option to purchase 1,000 shares, granted on June 27, 2008, with an exercise price of $20.10 per share, would be exchanged for a new option to purchase 903 shares with an exercise price of $17.68 per share;

If, for example, you surrender an eligible stock option with a grant date of February 13, 2008 and an exercise price of $23.97 and the closing price of class A common stock on the Expiration Date is $17.68, then the exchange ratio would be 1.20:1, (i.e., you would receive a new stock option for one share of class A common stock for each 1.20 shares of class A common stock underlying the eligible stock option that is tendered for exchange). By way of further example:

•

an eligible stock option to purchase 1,000 shares, granted on February 13, 2008, with an exercise price of $23.97 per share, would be exchanged for a new option to purchase 834 shares with an exercise price of $17.68 per share;

If, for example, you surrender an eligible stock option with a grant date of July 2, 2007 and an exercise price of $36.94 and the closing price of class A common stock on the Expiration Date is $17.68, then the exchange ratio would be 1.70:1, (i.e., you would receive a new stock option for one share of class A common stock for each 1.70 shares of class A common stock underlying the eligible stock option that is tendered for exchange). By way of further example:

•

an eligible stock option to purchase 1,000 shares, granted on July 2, 2007, with an exercise price of $36.94 per share, would be exchanged for a new option to purchase 588 shares with an exercise price of $17.68 per share.

For further illustration, the following table sets forth the number of shares underlying a new stock option issued upon surrender of an eligible stock option to purchase 1,000 shares (granted at the various grant dates and exercise prices of eligible stock options), based on an assumed stock price of $17.68, which was the stock price at the close of the trading day on April 10, 2012.

Date of Grant and Exercise Price	Number of Shares Underlying New Stock Option
6/27/2008 — $20.10	903
7/1/2008 — $20.11	911
4/7/2008 — $21.95	848
6/9/2008 — $22.24	862
2/15/2008 — $22.25	859
2/14/2007 — $22.65	770
2/13/2008 — $23.97	834
4/28/2008 — $24.12	850
1/1/2008 — $25.48	847
12/3/2007 — $29.40	697
5/29/2007 — $30.50	700
7/2/2007 — $36.94	588

In the following table, we have assumed that the closing price of our class A common stock on NASDAQ on the Expiration Date will be $17.68, which is equal to the closing price of our common stock on April 10, 2012. We have also included additional closing prices that represent both 7.5% ($19.01) and 15% ($20.33) upward and 7.5% ($16.35) and 15% ($15.03) downward declines in the assumed closing price. We have selected a volatility spread of up to 15% based upon our recent experience regarding the average volatility of our class A common stock.

Exchange Ratios for Eligible Stock Options

Eligible Stock Option Date of Grant and Exercise Price	Exchange Ratio - $15.03 Stock Price	Exchange Ratio - $16.35 Stock Price	Exchange Ratio - $17.68 Stock Price	Exchange Ratio - $19.01 Stock Price	Exchange Ratio - $20.33 Stock Price
6/27/2008 — $20.10	1.25	1.17	1.11	1.04	*
7/1/2008 — $20.11	1.25	1.18	1.10	1.04	*
4/7/2008 — $21.95	1.31	1.22	1.18	1.10	1.06
6/9/2008 — $22.24	1.49	1.30	1.16	1.11	1.08
2/15/2008 — $22.25	1.28	1.20	1.16	1.12	1.06
2/14/2007 — $22.65	1.58	1.42	1.30	1.21	1.11
2/13/2008 — $23.97	1.37	1.28	1.20	1.14	1.10
4/28/2008 — $24.12	1.23	1.21	1.18	1.15	1.13
1/1/2008 — $25.48	1.28	1.25	1.18	1.13	1.06
12/3/2007 — $29.40	1.64	1.53	1.43	1.33	1.27
5/29/2007 — $30.50	1.61	1.51	1.43	1.33	1.29
7/2/2007 — $36.94	2.01	1.85	1.70	1.63	1.51

*	At this assumed closing price, which is greater than the exercise price of these stock options, any elections to exchange such stock options will be disregarded, and such stock options would remain outstanding in accordance with their current terms.

The above tables set forth examples. As noted above, the actual exchange ratios will be calculated based on the stock price at the close of the trading day on the Expiration Date of this offer. However, to ensure that you will have the information you need to make an informed decision based on the number of shares underlying new stock options that will be granted for surrendered eligible stock options, after NASDAQ closes on the Expiration Date, we will post on our Intranet the closing price of our class A common stock for that day (which will be the new stock option per share exercise price) and the final exchange ratios for the eligible stock options and also deliver to you (by e-mail or other method) a notification of these terms. We will also provide you with a calculator located on our Intranet that will allow you to calculate the number of shares underlying new stock options that you would receive in exchange for your eligible stock options based on the final exchange ratios. Finally, shortly after 4:00 p.m., Eastern Time, on the Expiration Date, we will host a meeting via conference call for all eligible optionholders both as a further means of disclosing the final exchange ratios and to answer any remaining questions that you may have. We will provide you with the exact time for this conference call by e-mail and on our Intranet before 4:00 p.m., Eastern Time, on the Expiration Date. The dial-in for the conference call will be telephone: +1 917-210-2650, access code: 7136421. Designated Cynosure employees will be available by telephone from the time at which the final exchange ratios are delivered to you until 11:59, p.m., Eastern Time, on the Expiration Date to respond to any questions that you may have with respect to the offer, the final exercise price or the exchange ratios.

You can review a list of your eligible stock options and the exercise prices of those stock options by reviewing the Election and Withdrawal Form provided to you along with this Offer to Exchange.

You will have until 11:59 p.m., Eastern Time, on the Expiration Date (currently expected to be April 13, 2012) to make an election by completing and submitting an Election and Withdrawal Form, or change any previous elections that you have made by completing and submitting a new Election and Withdrawal Form, in either case by facsimile or e-mail (via PDF or similar imaged document file) to Christopher Geberth, Cynosure, Inc., Fax: 978-256-0469, E-mail: OptionExchange@cynosure.com.

The Exchange Offer is scheduled to expire at 11:59 p.m., Eastern Time, on April 13, 2012, unless extended in our sole discretion. See Section 14, Extension of the Exchange Offer; Termination; Amendment, for a description of our rights to extend, terminate and amend the Exchange Offer.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of Cynosure or our subsidiary. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the new stock option grant date.

SECTION 2. Purpose of the Exchange Offer

We believe that an effective and competitive employee incentive program is necessary for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to implement our strategic initiatives, and expand and develop our business. Competition for employees is intense, and many companies use stock options as a means of attracting, motivating and retaining their best employees. At Cynosure, the fundamental objectives of our compensation policies are to attract, reward and retain high quality talent, to accomplish our short and long-term goals and, as a result, to enhance stockholder value. In order to achieve these goals, we seek to provide compensation opportunities that are competitive in the marketplace, both in terms of the overall levels of compensation and the individual components of compensation. We provide a portion of our compensation in the form of stock options that vest over time, which we believe helps to retain our employees and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation. Stock options have been, and continue to be, a critical element of our overall incentive compensation an important part of compensation and retention programs, and, in addition to providing incentives for our employees to increase long-term stockholder value, are designed to encourage the long-term service of our employees.

Historically, when our compensation committee approves the grant of a stock option, an exercise price is established that must be paid to purchase shares of class A common stock when the option is exercised. The exercise price per share is equal to the market price of a share of our class A common stock on the date the stock option is granted. Thus, an optionholder receives value only if he or she exercises a stock option and later sells the purchased shares at a price that exceeds the stock option’s exercise price.

Our stock price has experienced a significant decline since 2008. Consequently, many of our employees hold options with exercise prices significantly higher than the current market price per share of our class A common stock. These options are commonly referred to as being “underwater.”

From January 1, 2009 through March 8, 2012, shares of our class A common stock traded at a per share price ranging between $4.50 and $18.63, an average share price of $10.70. On March 8, 2012, the closing sale price per share of our class A common stock as reported on the NASDAQ was $17.24. As of March 8, 2012, eligible optionholders held outstanding eligible stock options for approximately 341,216 shares with exercise prices above $20.00. A significant portion of these eligible stock options have been underwater for an extended period of time, vested and have not been exercised. We are concerned these unexercised and underwater options have lost their value as either an incentive or retention tool.

We are making this Exchange Offer to address this situation in recognition of the key contributions of eligible optionholders to the Company by providing eligible optionholders with an opportunity to exchange eligible stock options for new stock options issued under our 2005 Plan to provide a long-term incentive that we believe will more closely align the interests of participating employees with the interests of our stockholders. By providing eligible optionholders with the opportunity to realign the exercise prices of previously granted stock options with the current per share market price of our class A common stock and hold stock options that, over time, have a greater potential to increase in value, we believe these stock options will again become important tools to help motivate participating employees to contribute to achieving the long-term strategic and business objectives of our company and, grow long-term stockholder value, and to encourage their long-term service with us. While we hope the Exchange Offer will reduce the current disparity between the per share market price of our class A common stock and the exercise price of the eligible stock options, we cannot guarantee that, subsequent to the Expiration Date, the per share market price of our class A common stock will increase to a price that is greater than the exercise price of the new stock options.

In deciding whether to tender one or more eligible stock options pursuant to the Exchange Offer, you should know that we continually evaluate and explore strategic opportunities as they arise. At any given time, we may be engaged in discussions or negotiations with respect to one or more corporate transactions of the type described below. We also grant equity awards in the ordinary course of business to our directors and our current and new employees, including our executive officers. Our directors and employees, including our executive officers, from time to time may acquire or dispose of our securities. We may from time to time repurchase our own outstanding securities after we have announced any decision by our Board of Directors to authorize us to do so, in accordance with applicable securities laws.

Except as otherwise disclosed in this Offer to Exchange or in the Company’s filings with the SEC, we have no present plans, proposals or negotiations that relate to or would result in:

•	any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving the Company or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiary;

•	any material change in our present dividend policy or our indebtedness or capitalization;

•

any change in our present Board of Directors or executive management team, including any plans to change the number or term of our directors or to fill any existing Board vacancies or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;

•	our class A common stock not being authorized for listing on NASDAQ;

•	our class A common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, or the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

•	any changes in our Certificate of Incorporation, as amended, By-Laws or other governing instruments or any actions that could impede the acquisition of control of the Company.

From time to time, Cynosure evaluates acquisition, partnering, financing or investment opportunities. At the present time, we may be reviewing a number of opportunities. These transactions may be announced or completed during the pendency of this Exchange Offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

SECTION 3. Procedures for Electing to Exchange Eligible Stock Options

Proper Exchange of Eligible Stock Options. If you wish to participate in the Exchange Offer, you must deliver a properly completed election form by one of the following methods:

•	faxed to: 978-256-0469, Attn: Christopher Geberth; or

•

e-mailed (via PDF or similar imaged document file) to: OptionExchange@cynosure.com. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. To participate, your election form must be received by us no later than 11:59 p.m., Eastern Time, on April 13, 2012, unless this Offer is extended. Cynosure intends to confirm the receipt of your election form and/or any updated election form by e-mail within two (2) business days. If you have not received a confirmation, it is your responsibility to confirm that we have received your election form and/or updated election form. You do not need to submit any option grant documents in order to tender eligible stock options for exchange.

•

If we do not receive your election form by 11:59 p.m., Eastern Time, on the Expiration Date, then you will not be able to participate in the Exchange Offer, and each stock option currently held by you will remain outstanding with its original exercise price and with its other original terms.

The method of delivery of all documents to us, including the election form, is at the election and risk of the electing option holder. It is your responsibility to allow sufficient time to ensure timely delivery to and receipt by us of any documents you elect to send to us.

Subject to our rights to extend, terminate and amend this Exchange Offer, we will accept all properly tendered eligible stock options that have not been validly withdrawn on or prior to 11:59 p.m., Eastern Time, on the Expiration Date.

You will be permitted to exchange your eligible stock options for new stock options on a grant-by-grant basis. No partial exchanges of a stock option grant will be permitted. If you elect to exchange an eligible stock option grant, you must exchange the entire outstanding (i.e., unexercised) portion of that eligible stock option grant. If you elect to surrender the stock options in one eligible grant, you do not need to surrender the stock options in any other eligible grant you may hold.

If your name has been legally changed and does not match the name on your stock option memorandum, please let Maureen Tarca, Vice President of Human Resources, know and provide the additional requested documentation.

Determination of Validity; Rejection of Eligible Stock Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will make determinations regarding all questions as to the validity, form, eligibility, time of receipt and acceptance of any surrendered eligible stock options. Neither Cynosure nor any other person can be responsible for giving notice of any defects or irregularities in surrenders. No surrender of eligible stock options will be deemed to have been properly made until all defects or irregularities have been cured by the eligible optionholder surrendering stock options unless waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer, and we will strictly enforce the Exchange Offer period, subject only to any extension of the Expiration Date that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any surrender with respect to any particular eligible stock options or any particular eligible optionholder. We will endeavor to notify you in writing if we reject your tender of eligible stock options for any reason prior to 11:59 p.m., Eastern Time, on the Expiration Date. Nonetheless, neither we nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your surrender of eligible stock options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4, Withdrawal Rights, and our acceptance of your surrendered stock options in accordance with Section 5, Acceptance of Eligible Stock Options; New Stock Options. Our acceptance for exchange of eligible stock options surrendered by you pursuant to the Exchange Offer will constitute a binding agreement between Cynosure and you upon the terms and subject to the conditions of the Exchange Offer.

Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6, Conditions of the Exchange Offer, we expect to accept and cancel all properly surrendered eligible stock options that have not been validly withdrawn and to grant the new stock options promptly following the expiration of the Exchange Offer, but on the same day as the Expiration Date. You will receive new stock option agreements governing the terms of the new stock options granted to you, which will be delivered to you promptly following the new stock option grant date. If the Expiration Date is extended, then the new stock option grant date will be similarly extended.

SECTION 4. Withdrawal Rights

If you elect to exchange eligible stock options and later change your mind, you may notify us before the Exchange Offer expires by updating your election and withdrawing all (and not less than all) of your eligible stock options from the Exchange Offer by submitting an updated election form following the same procedure as set forth in Section 3, Procedures for Electing to Exchange Eligible Stock Options, above.

Your updated election must be submitted before the expiration deadline of 11:59 p.m., Eastern Time, on April 13, 2012 (or such later date as may apply if the Exchange Offer is extended). The more recent election or withdrawal will entirely replace your previous election.

Please note that you may withdraw all (but not less than all) of the eligible stock options you previously elected to exchange.

Your exchange election will not be considered withdrawn until we receive your properly submitted updated election reflecting your withdrawal. If you miss the deadline for notifying us of your updated election but remain an eligible optionholder, any previously exchanged stock options will be exchanged pursuant to the Exchange Offer. You are responsible for confirming that your withdrawal was received by us before the deadline. The Expiration Date is 11:59 p.m., Eastern Time, on April 13, 2012 (or such later date as may apply if the Exchange Offer is extended).

If you have withdrawn an election to exchange eligible stock options, you may again elect to exchange these stock options by following the procedures for properly surrendering stock options as described in Section 3, Procedures for Electing to Exchange Eligible Stock Options, prior to the deadline noted above. Although we intend to accept all properly surrendered eligible stock options promptly after the expiration of the Exchange Offer, if we have not accepted your stock options within 40 business days of the commencement of the Exchange Offer (March 12, 2012), you may withdraw your tendered stock options at any time thereafter.

SECTION 5. Acceptance of Eligible Stock Options; New Stock Options

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all eligible stock options properly surrendered and not validly withdrawn by the expiration of the Exchange Offer, which is currently expected to be 11:59 p.m., Eastern Time, on April 13, 2012. We expect to cancel the old stock options and grant the new stock options on the Expiration Date. Once we have accepted your surrendered stock options, all such stock options surrendered in the program will be cancelled and you will no longer have any rights under the surrendered stock options.

You will receive a new stock option agreement governing the terms of the new stock options granted to you, which we will distribute promptly following the Expiration Date. The form of the stock option agreement is included in the program documents we filed with the SEC. If the Expiration Date is extended, then the cancellation date of the eligible stock options and the new stock option grant date will be similarly extended.

If you have surrendered eligible stock options for exchange in the Exchange Offer and your employment with us terminates for any reason before the expiration of the Exchange Offer, we will not accept your stock options for exchange. In that case, to the extent permitted by and in accordance with the terms and conditions of your existing stock options, you may exercise your existing stock options at the original exercise price for a limited time after your separation date.

SECTION 6. Conditions of the Exchange Offer

We may terminate or amend the Exchange Offer, or postpone our acceptance and cancellation of any eligible stock options surrendered for exchange if, at any time on or after the date hereof and before the expiration of the Exchange Offer, any of the following events has occurred, or in our reasonable judgment, could occur:

(a) (i) any government or governmental, regulatory or administrative agency, authority or tribunal institutes an action or proceeding before any court, authority, agency or tribunal or any court, legislative body or takes any action, withholds any approval or promulgates, enacts, enters, amends or enforces any statute, rule, regulation, judgment, order or injunction that is applicable to the Exchange Offer or us; or

(ii) any change in the general political, market, economic or financial conditions in the United States or abroad has occurred that, in our reasonable judgment, could, directly or indirectly:

•

challenge, make illegal or otherwise restrict or prohibit the Exchange Offer, the cancellation of surrendered eligible stock options, the grant of new stock options pursuant to the Exchange Offer or the consummation of the Exchange Offer; or

•

materially and adversely affect our business, financial condition, operating results, or operations, otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(b) a general suspension of trading or limitation on securities pricing has occurred in any national securities exchange or over-the-counter market or any banking moratorium or suspension of payments in respect of banks in the United States has been declared;

(c) the market price of the shares of our class A common stock materially changes such that the Exchange Offer would no longer have the intended compensatory purpose;

(d) any event occurs that, in our reasonable judgment, could directly or indirectly materially adversely affect the extension of credit to us by banks or other lending institutions;

(e) any change occurs in U.S. generally accepted accounting principles or the application or interpretation thereof that could require us, for financial reporting purposes, to record compensation expenses against our operating results in connection with the Exchange Offer that would be in excess of any compensation expenses that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the Exchange Offer;

(f) any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act announces or makes a merger or acquisition proposal for us or a tender or exchange offer with respect to some or all of our outstanding class A common stock, or publicly discloses the same, or we learn that any person, entity or group:

(i) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our class A common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our class A common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

(ii) has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date and has acquired or proposes to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our class A common stock; or

(iii) has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our assets or securities;

(g) any governmental authority, NASDAQ or any other regulatory or administrative authority of any national securities exchange enacts, enforces or deems applicable to us any rule, regulation or action that, in our reasonable judgment, makes it inadvisable for us to proceed with the Exchange Offer.

If any of the above events occur, we may:

•	terminate the Exchange Offer;

•	complete and/or extend the Exchange Offer, subject to your withdrawal rights;

•	amend the terms of the Exchange Offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the Exchange Offer.

The conditions of the Exchange Offer are for our benefit. In our discretion, at any time before the expiration of the Exchange Offer we may assert these conditions, or waive them, in whole or in part, whether or not we waive any other condition to the Exchange Offer. If we choose not to exercise these rights at any given time, we do not waive our right to exercise them later. However, if we become aware that a condition is triggered, we will promptly notify eligible optionholders whether or not we have decided to waive such condition. Should we choose to waive a particular right, we may not reassert that particular right again in this Exchange Offer. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 may be challenged by an eligible optionholder only in a court of competent jurisdiction. A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding on all persons.

SECTION 7. Price Range of Our Class A Common Stock

The eligible stock options give eligible optionholders the right to acquire shares of our class A common stock. None of the eligible stock options are traded on any trading market.

Our class A common stock is listed on NASDAQ under the symbol “CYNO.” The following table shows the quarterly high and low sale prices per share of our class A common stock during the periods indicated.

	High	Low
Fiscal Year Ending December 31, 2011:
Fourth Quarter	13.41	9.63
Third Quarter	13.47	8.84
Second Quarter	15.21	10.90
First Quarter	14.50	10.26
Fiscal Year Ended December 31, 2010:
Fourth Quarter	11.00	9.48
Third Quarter	10.75	8.80
Second Quarter	14.06	10.16
First Quarter	12.18	9.62
Fiscal Year Ended December 31, 2009:
Fourth Quarter	12.62	9.65
Third Quarter	11.85	6.74
Second Quarter	8.70	5.57
First Quarter	9.70	4.50

As of March 8, 2012, the number of stockholders of record of our class A common stock was 8, and the number of outstanding shares of our class A common stock was 9,646,364.

On Thursday, March 8, 2012, the closing price of our class A common stock as reported on NASDAQ was $17.24 per share. We recommend that you obtain current market quotations for our class A common stock before deciding whether to surrender your eligible stock options in the Exchange Offer.

The price of our class A common stock has been, and in the future may be, volatile and could appreciate or decline from the current market price. The trading price of our class A common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, both within our control and outside our control. In addition, the stock market has experienced extreme price and volume fluctuations, particularly in recent years, that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

SECTION 8. Source and Amount of Consideration; Terms of New Stock Options

Consideration. All new stock options granted in exchange for eligible stock options will be issued under the 2005 Plan. As of March 8, 2012, there were outstanding eligible stock options held by approximately 99 eligible optionholders to purchase an aggregate of 341,216 shares of our class A common stock with a weighted average exercise price of $25.54 per share, all of which were granted under the 2005 Plan.

Valuation Methods. The initial exchange ratios were calculated by using the Black-Scholes option pricing model as a guide to approximate a “value-for-value” exchange, meaning that the value of the eligible stock options would be equal to the value of the new stock options. The Black-Scholes option pricing model is a valuation method that is widely used by companies to determine the fair value of outstanding stock options. The calculation of fair value using the Black-Scholes option pricing model takes into account many variables, such as the expected volatility of our stock and the expected term of a stock option and other factors. However, the Black-Scholes model also has certain limitations with respect to valuing stock options as the model does not adequately address vesting requirements, which is often an important component of the ultimate value of a stock option. Each exchange ratio was initially set based in part by reference to the market price of our class A common stock prior to the start of the Exchange Offer. At that point in time, the exchange ratio would have resulted in a value of the new stock option grant that may have been approximately equal to the value of the stock option grant that you are considering for exchange. We are not able to predict what Cynosure’s closing stock price will be on the date when the price for the new grants will be established; therefore, we had to make reasonable assumptions about the eventual new grant price when setting the stock option exchange ratios. The exchange ratio for each grant is used to calculate the number of new stock options you will receive if you exchange your eligible stock options. Because the exchange ratios will be fixed at the Expiration Date, the value of the old and new grants may vary further once the Exchange Offer closes on April 13, 2012 (the expected expiration of the Exchange Offer) as the final grant price will be set on the date the new stock options are granted, which will be the Expiration Date, and may differ from the market price prior to the start of the Exchange Offer. We do not expect to recognize any incremental compensation expense for financial reporting purposes as a result of the program. See Section 1, Eligible Stock Options; Eligible Optionholders; Expiration Date, for a table showing the exchange ratios for the Exchange Offer.

We will not issue any fractional stock options in the Exchange Offer. If, after the exchange of eligible stock options in any particular stock option grant, you would be left with a fractional stock option, we will round such fractional stock option down to the nearest whole stock option. As a result, if you have eligible stock option grants that would be exchanged for less than one new stock option, that fractional stock option would be rounded down to zero and no new stock option would be granted.

Terms of New Stock Option Grants. If we accept the stock options surrendered for exchange, such options will be cancelled and replaced with new stock options on the Expiration Date. The new stock options, which will be granted under the 2005 Plan, will be treated as non-qualified stock options for U.S. tax purposes and have a new exercise price per share equal to the closing price per share of our class A common stock as reported on NASDAQ on the Expiration Date.

The total number of shares that may be issued pursuant to the new stock options granted in the Exchange Offer will depend on the rate of participation by eligible optionholders. Assuming all eligible stock options that were outstanding as of the start of the Exchange Offer are surrendered in the Exchange Offer and assuming, for illustrative purposes, an exercise price of $17.24 for the new stock options, new stock options to purchase approximately 269,558 shares will be granted in the program.

If you choose to participate in the Exchange Offer and if we accept your surrendered stock options, you will receive new stock options that will have substantially the same terms and conditions as the stock options you surrendered, except that:

•	You will receive a new non-qualified stock option to purchase a lesser number of shares for each eligible stock option surrendered in exchange. The number of new stock options will be determined using exchange ratios for the eligible stock options being tendered. The initial exchange ratios were calculated by using the Black-Scholes option pricing model as a guide to approximate a “value-for-value” exchange, meaning that the value of the eligible stock options would be equal to the value of the new stock options (calculated as of the time we set the exchange ratios). The values used to determine the actual exchange ratios will be determined using the Black-Scholes option valuation model. The Black-Scholes option valuation model will take into account (i) the closing price of our class A common stock on the Nasdaq Global Market, or NASDAQ, on the Expiration Date, (ii) the exercise price of the option, (iii) the expected volatility of our common stock over the projected life of the option, (iv) the estimated expected life of the option, (v) the risk-free interest rate over the projected life of the option, and (vi) the expected dividends on our class A common stock. Because the Black-Scholes valuation model takes into account the closing price of our class A common stock on the Expiration Date, the Black-Scholes value of the new stock options and eligible stock options, as well as the exact exchange ratios, will not be known until shortly after 4:00 p.m., Eastern Time, on the Expiration Date. Below is a table setting forth hypothetical exchange ratios that would be used in the exchange offer assuming various closing prices of our class A common stock on the Expiration Date. After 4:00 p.m., Eastern Time, on the Expiration Date, we will distribute by e-mail to all eligible optionholders the exact ratios to be used in the Exchange Offer. The exchange ratios separately apply to each eligible option based upon the exercise price of such options. This means that if you hold various eligible options with different grant dates, they may each be subject to different exchange ratios. More information about these valuation techniques is included below in Section 8, Source and Amount of Consideration; Terms of New Stock Options.

•	The exercise price for the new stock options will be equal to the closing price, as reported on the NASDAQ, of the class A common stock on the Expiration Date.

Table of Hypothetical Exchange Ratios Based On Various Assumed

Closing Prices of Our Class A Common Stock on April 13, 2012

In the following table, we have assumed that the closing price of our class A common stock on NASDAQ on the Expiration Date will be $17.68, which is equal to the closing price of our common stock on April 10, 2012. We have also included additional closing prices that represent both 7.5% ($19.01) and 15% ($20.33) upward and 7.5% ($16.35) and 15% ($15.03) downward declines in the assumed closing price. We have selected a volatility spread of up to 15% based upon our recent experience regarding the average volatility of our class A common stock.

Exchange Ratios for Eligible Stock Options

Eligible Stock Option Date of Grant and Exercise Price	Exchange Ratio - $15.03 Stock Price	Exchange Ratio - $16.35 Stock Price	Exchange Ratio - $17.68 Stock Price	Exchange Ratio - $19.01 Stock Price	Exchange Ratio - $20.33 Stock Price
6/27/2008 — $20.10	1.25	1.17	1.11	1.04	*
7/1/2008 — $20.11	1.25	1.18	1.10	1.04	*
4/7/2008 — $21.95	1.31	1.22	1.18	1.10	1.06
6/9/2008 — $22.24	1.49	1.30	1.16	1.11	1.08
2/15/2008 — $22.25	1.28	1.20	1.16	1.12	1.06
2/14/2007 — $22.65	1.58	1.42	1.30	1.21	1.11
2/13/2008 — $23.97	1.37	1.28	1.20	1.14	1.10
4/28/2008 — $24.12	1.23	1.21	1.18	1.15	1.13
1/1/2008 — $25.48	1.28	1.25	1.18	1.13	1.06
12/3/2007 — $29.40	1.64	1.53	1.43	1.33	1.27
5/29/2007 — $30.50	1.61	1.51	1.43	1.33	1.29
7/2/2007 — $36.94	2.01	1.85	1.70	1.63	1.51

*	At this assumed closing price, which is greater than the exercise price of these stock options, any elections to exchange such stock options will be disregarded, and such stock options would remain outstanding in accordance with their current terms.

The number of shares subject to each new stock option will be determined by (a) calculating an exchange ratio equal to the value of an eligible stock option divided by the value of a new stock option exchanged for that new stock option, calculated as of the Expiration Date, and (b) dividing the number of shares subject to the eligible stock option grant by the applicable exchange ratio, adjusted, if necessary, to eliminate any fractional shares. For purposes of applying the exchange ratios, fractional shares underlying new stock options will be rounded down to the nearest whole share underlying such new stock option on a grant-by-grant basis.

For example:

Assuming that the closing price of our class A common stock on the Expiration Date is $17.68, an eligible stock option to purchase 1,000 shares with a per share exercise price of $23.97 granted on February 13, 2008 will have an exchange ratio of 1.20:1. Therefore, this eligible stock option will be exchangeable for a new stock option to purchase 834 shares, which is equal (after rounding) to the number of shares underlying the eligible stock option, or 1,000, divided by 1.20.

The exchange ratios shown in the table above illustrate the difference between the relatively lower estimated fair values of eligible stock options with higher exercise prices compared to the correspondingly higher estimated fair values of eligible stock options with lower exercise prices. The exchange ratios are derived from the stock option’s fair value using a Black-Scholes valuation methodology that weighs, among other things, exercise price and remaining term to expiration. The higher the eligible stock option’s exercise price and the lower the closing price of our class A common stock on the Expiration date, the lower the relative value of the exchanged eligible stock option, which results in a higher exchange ratio and fewer shares underlying the new stock option. Longer terms to expiration have the opposite effect, resulting in higher values and, therefore, lower exchange ratios and more shares underlying new stock options.

To ensure that you will have the information you need to make an informed decision based on the number of shares underlying new stock options that will be granted for surrendered eligible stock options, after NASDAQ closes on the Expiration Date, we will post on our Intranet the closing price of our class A common stock for that day (which will be the new stock option per share exercise price) and the final exchange ratios for the eligible stock options and also deliver to you (by e-mail or other method) a notification of these terms. We will also provide you with a calculator located on our Intranet that will allow you to calculate the number of shares underlying new stock options that you would receive in exchange for your eligible stock options based on the final exchange ratios. Finally, shortly after 4:00 p.m., Eastern Time, on the Expiration Date, we will host a meeting via conference call for all eligible optionholders both as a further means of disclosing the final exchange ratios and to answer any remaining questions that you may have. We will provide you with the exact time of this conference call by e-mail and on our Intranet before 4:00 p.m., Eastern Time, on the Expiration Date. The dial-in for the conference call will be telephone: +1 917-210-2650, access code: 7136421. Designated Cynosure employees will be available by telephone from the time at which the final exchange ratios are delivered to you until 11:59, p.m., Eastern Time, on the Expiration Date to respond to any questions that you may have with respect to the offer, the final exercise price or the exchange ratios.

You will have until 11:59 p.m., Eastern Time, on the Expiration Date (currently expected to be April 13, 2012) to make an election by completing and submitting an Election and Withdrawal Form, or change any previous elections that you have made by completing and submitting a new Election and Withdrawal Form, in either case by facsimile or e-mail (via PDF or similar imaged document file) to Christopher Geberth, Cynosure, Inc., Fax: 978-256-0469, E-mail: OptionExchange@cynosure.com.

The terms and conditions of your eligible stock options are set forth in the stock option agreement and the stock option plans under which they were granted.

Description of the 2005 Plan

New stock options will be granted under the 2005 Plan. The following is a description of the principal features of the 2005 Plan that apply to stock options granted under the 2005 Plan. The description of the 2005 Plan is subject to, and qualified in its entirety by reference to, the actual provisions of the 2005 Plan, which have been filed as exhibits to the Schedule TO of which this Exchange Offer is a part and are available on the SEC’s website at http://www.sec.gov. Upon request, we will provide you, without charge, with a copy of the 2005 Plan. Please direct your requests to:

Cynosure, Inc.

5 Carlisle Road

Westford, MA 01886

Phone: (978) 256-4200

Attention: Christopher Geberth,

Vice President Finance

E-mail: OptionExchange@cynosure.com

Types of Awards Available Under the 2005 Plan. The 2005 Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, and (iv) other stock-based awards. Each of these is referred to individually as an “Award” or collectively as “Awards” and each holder of an Award is referred to as a “participant” or collectively as “participants.” Those eligible for Awards under the 2005 Plan include employees, officers, directors, consultants and advisors who provide services to us or our present or future parent or subsidiaries. As of March 8, 2012, approximately 350 of our employees, officers, directors would be eligible to participate in the 2005 Plan.

Number of Shares of Class A Common Stock Available Under the 2005 Plan. As of March 8, 2012, the number of shares reserved for issuance under the 2005 Plan was 2,859,970 shares of class A common stock.

Under the terms of the 2005 Plan, the maximum aggregate number of shares that may be awarded and sold increases annually by the lesser of 300,000 shares of class A common stock, 2.5% of the aggregate number of shares of class A common stock and class B common stock outstanding on the date of increase, and an amount determined by our Board of Directors. As of March 8, 2012, there were 71,601 shares available for future grant under the 2005 Plan.

If an Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part or results in any class A common stock not being issued, the unused class A common stock covered by such Award shall will become available for future grant or sale under the 2005 Plan. Shares used to pay the exercise price of an Award will become available for future grant or sale under the 2005 Plan.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar changes in capitalization or event, or any distribution to holders of class A common stock other than an ordinary cash dividend, (i) the number and class of securities available under the 2005 Plan, (ii) the per-participant limit set forth in the 2005 Plan, (iii) the number and class of securities and exercise price per share of each outstanding stock option and each stock option issuable under the 2005 Plan, (iv) the share- and per-share provisions of each stock appreciation right, (v) the repurchase price per share subject to each outstanding restricted stock award, and (vi) the share- and per-share-related provisions of each outstanding other stock unit award, shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent determined by the Board of Directors.

Administration of the 2005 Plan. Our Board of Directors, or a committee of directors satisfying applicable laws and delegated by our Board of Directors, administer the 2005 Plan (an “Administrator”). Subject to the terms of the 2005 Plan, the Board of Directors, or any committee to whom the Board has delegated its powers, has the authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the 2005 Plan as it deems advisable, as well as to correct any defect under an Award.

Options. The Administrator is able to grant nonstatutory stock options and incentive stock options under the 2005 Plan. The Administrator determines the number of shares subject to each option, although the 2005 Plan provides that a participant may not receive options for more than 250,000 shares in any calendar year.

The Administrator determines the exercise price of options granted under the 2005 Plan.

The Administrator determines the term of each option, which will be stated in the Award agreement.

Transferability of Awards. Awards granted under the 2005 Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Change in Control. If a merger or other reorganization event occurs, our Board of Directors shall provide that all of our outstanding options are to be assumed or substituted by the successor corporation. If the merger or reorganization event also constitutes a change in control event under the 2005 Plan, the assumed or substituted options will become immediately exercisable in full if on or prior to the 18-month anniversary of the reorganization event an option holder’s employment with us or our succeeding corporation is terminated by the option holder for good reason or is terminated by us or the succeeding corporation without cause, each as defined in the 2005 Plan. In the event the succeeding corporation does not agree to assume, or substitute for, outstanding options, then our Board of Directors shall provide that all unexercised options will become exercisable in full prior to the completion of the event and that these options will terminate immediately prior to the completion of the merger or other reorganization event if not previously exercised. Our Board of Directors may also provide for a cash out of the value of any outstanding options. In addition, upon the occurrence of a change in control event that does not also constitute a reorganization event under our 2005 Plan, each option will continue to vest according to its original vesting schedule, except that an option will become immediately exercisable in full if on or prior to the 18-month anniversary of the reorganization event an option holder’s employment with us or our succeeding corporation is terminated by the option holder for good reason or is terminated by us or our succeeding corporation without cause.

Amendment and Termination of the 2005 Plan. Our Board of Directors may amend, suspend or terminate the 2005 Plan at any time, except that stockholder approval will be required for any revision that would materially increase the number of shares reserved for issuance, expand the types of awards available under the plan, materially modify plan eligibility requirements, extend the term of the plan or materially modify the method of determining the exercise price of options granted under the plan, or otherwise as required to comply with applicable law or stock market requirements. No award may be granted under the 2005 Plan after December 8, 2015, but the vesting and effectiveness of awards granted before that date may extend beyond that date.

Registration and sale of shares underlying new stock options.

All of our shares of common stock issuable upon the exercise of new stock options have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. Unless you are a director or an employee who is considered an affiliate of Cynosure for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of new stock options free of any transfer restrictions under applicable U.S. securities laws.

U.S. federal income tax consequences.

You should refer to Section 13 of this Exchange Offer for a discussion of the U.S. federal income tax consequences of new stock options as well as the consequences of accepting or rejecting this Exchange Offer. If you are a taxpayer of the United States, but also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

SECTION 9. Information About Us; Financial Information

Information About Us. We develop and market aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and pigmented lesions, rejuvenate the skin, liquefy and remove unwanted fat through laser lypolysis, reduce cellulite and treat onychomycosis.

Our systems incorporate a broad range of laser and other light-based energy sources, including Alexandrite, pulse dye, Nd:Yag and diode lasers, as well as intense pulsed light. We believe that we are one of only a few companies that currently offer aesthetic treatment systems utilizing Alexandrite and pulse dye lasers, which are particularly well suited for some applications and skin types. We offer single energy source systems as well as workstations that incorporate two or more different types of lasers or pulsed light technologies. We offer multiple technologies and system alternatives at a variety of price points depending primarily on the number and type of energy sources included in the system. Our newer products are designed to be easily upgradeable to add additional energy sources and handpieces, which provides our customers with technological flexibility as they expand their practices. As the aesthetic treatment market evolves to include new customers, such as aesthetic spas and additional physician specialties, we believe that our broad technology base and tailored solutions will provide us with a competitive advantage.

We were incorporated in Delaware in July 1991. Our principal offices are located at 5 Carlisle Road, Westford, Massachusetts 01886, and our telephone number is (978) 256-4200. Our website address is http://www.cynosure.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into this Exchange Offer.

Financial Information. A summary of certain financial information is attached as Schedule A to this Exchange Offer and should be read in conjunction with the “Management’s Discussion and Analysis of Financial

Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 8, 2012, which is incorporated herein by reference.

Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 8, 2012 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your eligible stock options for exchange. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16, Additional Information, for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

SECTION 10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities

Our directors and executive officers are not eligible to exchange their stock options in the Exchange Offer. Therefore, none of our directors or executive officers holds any eligible stock options.

A list of the members of our Board of Directors and executive officers and information about the interests of our Board of Directors and executive officers is included in Schedule B, attached to this Offer to Exchange, which is incorporated herein by reference.

SECTION 11. Status of Eligible Stock Options Acquired by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer

If we accept the stock options surrendered for exchange, such options will be cancelled and replaced with new stock options on the Expiration Date. The new stock options, which will be granted under the 2005 Plan, will be treated as non-qualified stock options for U.S. tax purposes and have a new exercise price per share equal to the closing price per share of our class A common stock as reported on NASDAQ on the Expiration Date.

Under current U.S. generally accepted accounting principles, the exchange of stock options under the program is treated as a modification of the existing stock options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered stock options, as well as the incremental compensation cost of the replacement stock options granted in the program, which we expect to offset each other.

Since the number of new option grants to be distributed to eligible optionholders will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of any incremental compensation expense that may result from the Exchange Offer. Based on our assumptions regarding the Exchange Offer, we do not expect to recognize incremental compensation expense for financial reporting purposes as a result of the Exchange Offer.

SECTION 12. Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or antitrust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible stock options and issuance of new stock options as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our new stock options as contemplated in the Exchange Offer. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek the required approval or take other required action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept surrendered eligible stock options for exchange and to issue new stock options would be subject to obtaining any such governmental approval.

SECTION 13. Material U.S. Federal Income Tax Consequences

U.S. Federal Income Tax Consequences. The following is a general summary of the material U.S. federal income tax consequences of participating in the program to Cynosure and to eligible optionholders who are subject to U.S. federal income tax. The following summary does not address the consequences of any state, local or foreign tax laws.

The exchange of eligible stock options for new stock options pursuant to the Exchange Offer should be treated as a nontaxable exchange for U.S. federal income tax purposes and neither we nor any of our eligible optionholders should recognize any income for U.S. federal income tax purposes upon the surrender of eligible stock options and the grant of new stock options pursuant to the Exchange Offer. However, the Internal Revenue Service is not precluded from adopting a contrary position.

Non-qualified Stock Options. All new stock options granted pursuant to the Exchange Offer will be non-qualified stock options. Upon exercise of the new stock options, you will recognize compensation taxable as ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Upon disposition of the stock, you generally will recognize capital gain or loss (which will be long- or short-term depending on whether the stock was held for more than 12 months) equal to the difference between (a) the selling price and (b) the sum of the amount paid for the stock, plus any amount recognized as compensation income upon exercise. The holding period for the shares acquired upon exercise of a non-qualified stock option will begin on the day after the date of exercise.

The new stock options generally will have no U.S. federal income tax consequences to us. However, we generally will be entitled to a business expense deduction upon the exercise of a new stock option in an amount equal to the amount of ordinary compensation income attributable to an eligible optionholder upon exercise, subject to the limitations imposed by the Internal Revenue Code.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized in connection with the exercise of a non-qualified stock option by an eligible optionholder who has been employed by us. We will require any such eligible optionholder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock in a manner permitted by the 2005 Plan.

WE ENCOURAGE ALL ELIGIBLE OPTIONHOLDERS WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE STOCK OPTIONS IN THE EXCHANGE OFFER TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

SECTION 14. Extension of the Exchange Offer; Termination; Amendment

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any eligible stock options surrendered to us by disseminating notice of the extension to eligible optionholders by written notice or public announcement, as otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new Expiration Date no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled Expiration Date, and the cancellation and new stock option grant date will be similarly extended. For purposes of the Exchange Offer, a business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 9:01 a.m. through 11:59 p.m., Eastern Time.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in

Section 6, Conditions of the Exchange Offer, by giving written notice of the termination or amendment to eligible optionholders, by making a public announcement or as otherwise as permitted by applicable law. We will give you written notice of termination or amendment of the Exchange Offer by issuing a press release, e-mail or other form of written communication.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6, Conditions of the Exchange Offer, has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the Expiration Date. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to eligible optionholders in a manner reasonably designed to inform eligible optionholders of such change and will be filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and, if the Exchange Offer is scheduled to expire within ten business days from the date we notify you, keep the Exchange Offer open for at least ten business days after the date of such notification: (a) we increase or decrease the amount of consideration offered for the eligible stock options; or (b) we increase or decrease the number of eligible stock options that may be surrendered in the Exchange Offer.

SECTION 15. Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible stock options pursuant to the Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.

SECTION 16. Additional Information

We have filed with the SEC a Tender Offer Statement on Schedule TO of which this document is a part. This document does not contain all of the information contained in the Schedule TO and the exhibits thereto. We recommend that you review the Schedule TO, including its exhibits, and the following other materials, which we have filed with the SEC and are incorporated by reference into this document, before making a decision on whether to participate in the Exchange Offer:

(a) our annual report on Form 10-K for our fiscal year ended December 31, 2011, filed with the SEC on March 8, 2012;

(b) our definitive proxy statement for our 2011 and 2012 annual meetings of stockholders, filed with the SEC on April 1, 2011 and March 30, 2012 respectively, and

(c) the description of our common stock included in our Registration Statement on Form 8-A, filed with the SEC on November 15, 2005 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

The SEC file number for our current and periodic reports is 000-51623. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov or on our website at http://investors.cynosure.com/phoenix.zhtml?c=193393&p=irol-IRHome. These filings may also be examined, and copies may be obtained, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We also provide without charge to each person to whom a copy of this document is delivered, upon request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Cynosure, Inc.

5 Carlisle Road

Westford, MA 01886

Phone: (978) 256-4200

Attention: Christopher Geberth, Vice President Finance

E-mail: OptionExchange@cynosure.com

The information relating to Cynosure in this document should be read together with the information contained in the documents to which we have referred you.

SECTION 17. Miscellaneous

This Offer to Exchange and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, that could cause actual results to differ materially from those expressed in the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements were reasonable when made, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Cynosure, Inc.

March 12, 2012, as amended on March 23, 2012, April 4, 2012, April 6, 2012 and April 10, 2012

SCHEDULE A

SUMMARY FINANCIAL INFORMATION OF CYNOSURE, INC.

We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which are incorporated herein by reference. The summary consolidated statements of operations data for the fiscal years ended December 31, 2011 and December 31, 2010 and the summary consolidated balance sheet data as of December 31, 2011 and December 31, 2010 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Our historical results are not necessarily indicative of the results to be expected in any future period.

	Year Ended December 31,
	2011	2010
	(In thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues	$110,602	$81,775

Cost of revenues	48,294	35,388

Gross profit	62,308	46,387
Operating expenses:
Sales and marketing	39,142	32,818
Research and development	10,079	7,300
Amortization of intangible assets acquired	854	—
General and administrative	14,255	11,312

Total operating expenses	64,330	51,430

Loss from operations	(2,022)	(5,043)
Interest income, net	126	163
Gain on investments	2	23
Other expense, net	(204)	(247)

Loss before provision for income taxes	(2,098)	(5,104)
Provision for income taxes	807	442

Net loss	$(2,905)	$(5,546)

Basic net loss per share	$(0.23)	$(0.44)

Diluted net loss per share	$(0.23)	$(0.44)

Basic weighted average common shares outstanding	12,585	12,666

Diluted weighted average common shares outstanding	12,585	12,666

	2011	2010
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$73,668	$96,826
Working capital	82,638	99,687
Total assets	151,580	141,812
Capital lease obligation, net of current portion	494	40
(Accumulated deficit) retained earnings	(678)	2,227
Total stockholders’ equity	119,627	120,300

Ratio of Earnings to Fixed Charges. Our ratio of earnings to fixed charges for each of the years ended December 31, 2007 through 2011 was as follows:

	Year Ended December 31,
	2011	2010	2009	2008	2007
(Loss) income before income taxes (1)	$(2,097,379)	$(5,102,636)	$(19,099,295)	$14,967,683	$22,780,772
Fixed charges	$32,421	$57,081	$78,837	$120,967	$153,562

Total (loss) income before income taxes or computation of ratio	$(2,064,958)	$(5,045,555)	$(19,020,458)	$15,088,650	$22,934,334

Fixed Charges:
Interest expense	$32,421	$57,081	$78,837	$120,967	$153,562

Total fixed charges	$32,421	$57,081	$78,837	$120,967	$153,562

Ratio of earnings to fixed charges (1)	—	—	—	124.73	149.35

(1)	Earnings for the years ended December 31, 2009, 2010 and 2011 were insufficient to cover fixed charges.

Book Value Per Share. Our book value per share as of our most recent balance sheet dated December 31, 2011 was $9.52. Our book value per share was calculated using the book value, or stockholders’ equity, as of December 31, 2011 divided by the number of shares of our class A common stock and class B common stock outstanding on that date.

SCHEDULE B

INTERESTS OF DIRECTORS AND OFFICERS

The following is a list of our directors and executive officers and their beneficial ownership of our common stock as of March 8, 2012:

Name	Position and Offices Held	Shares of Class A Common Stock Underlying Eligible Options Beneficially Owned	Percent of Total Eligible Options Outstanding	Shares Beneficially Owned					Total Voting Power(2)
				Class A Common Stock		Class B Common Stock(1)
				Shares	%	Shares		%
Michael R. Davin	President, Chief Executive Officer, Chairman, Class III Director	0	—	349,334	3.6%	36,876		1.3%	3.1%
Timothy W. Baker	Executive Vice President, Chief Financial Officer, Treasurer	0	—	207,334	2.1%	18,439		*	1.8%
Douglas J. Delaney	Executive Vice President, Sales	0	—	194,001	2.0%	18,439		*	1.7%
Thomas H. Robinson	Class I Director	0	—	28,000	*	5,000		*	*
Marina Hatsopoulos	Class II Director	0	—	17,000	*	0		*	*
Brian M. Barefoot	Class B Director	0	—	0	*	0		*	*
Ettore V. Biagioni	Class B Director	0	—	28,000	*	5,000		*	*
Andrea Cangioli	Class B Director	0	—	0	*	2,938,628	(3)	99.98%	23.3%
Leonardo Masotti	Class B Director	0	—	0	*	2,938,628	(3)	99.98%	23.3%
Total		0	—	823,669	8.5%	3,022,382		99.98%	30.6%

*	Less than 1%

(1)	Our class A common stock is not convertible into any other shares of our capital stock. Each share of class B common stock is convertible into one share of class A common stock at any time at the option of the holder. In addition, each share of class B common stock shall convert automatically into one share of class A common stock upon any transfer of such share of class B common stock, whether or not for value. The death of any holder of class B common stock who is a natural person will result in the conversion of his or her shares of class B common stock into class A common stock. Once converted into class A common stock, the class B common stock shall not be reissued. The information set forth in the table with respect to class A common stock does not reflect the shares of class A common stock that are issuable upon conversion of the shares of class B common stock listed in the table.

(2)	Percentage of total voting power represents voting power with respect to all shares of our class A and class B common stock, as a single class. Holders of our class A common stock and class B common stock are in each case entitled to one vote per share on all matters on which stockholders are entitled to vote, except holders of class B common stock have the right separately to elect and remove a majority of the members of our board of directors, to approve amendments to our bylaws adopted by our stockholders and to approve amendments to specified provisions of our certificate of incorporation.

(3)	Represents shares of class B common stock owned by El.En. S.p.A. The El.En. board of directors has voting and investment power for the shares held by El.En. The El.En. board of directors consists of eight persons, including Andrea Cangioli and the spouse of Leonardo Masotti.

As of March 8, 2012, our current executive officers and members of our Board of Directors as a group held stock options to purchase an aggregate of 3,846,051 shares of our class A and class B common stock under our equity plans, which represented approximately 31% of the aggregate number of shares of class A and class B common stock subject to all stock options outstanding under our plans as of that date.

Except as otherwise described in the Exchange Offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

We nor, to the best of our knowledge, any of our executive officers or directors or any affiliates of ours were engaged in transactions involving stock options during the 60 days before the commencement of the Exchange Offer, except as disclosed in Section 10 of the Offer to Exchange and as follows:

Directors and Executive Officers	Grant Date	Grant Price	Number of Stock Options Granted
Michael R. Davin	2/15/2012	$16.46	70,000
Timothy W. Baker	2/15/2012	$16.46	45,000
Douglas J. Delaney	2/15/2012	$16.46	45,000
Thomas H. Robinson	—	—	—
Marina Hatsopoulos	—	—	—
Brian M. Barefoot	—	—	—
Ettore V. Biagioni	—	—	—
Andrea Cangioli	—	—	—
Leonardo Masotti	—	—	—

All options in the grants described above vest over three years on a quarterly basis in arrears. The contract term is 10 years.